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                                                                     EXHIBIT 3.1
              FILED
      WITH THE OFFICE OF THE
    SECRETARY OF STATE OF THE
         STATE OF NEVADA

           APR 2 1996
          NO. 7360-96

        /s/ DEAN HELLER
Dean Heller, Secretary of State

                           ARTICLES OF INCORPORATION
                                       OF
                            PARKSIDE INDUSTRIES INC.

     The undersigned persons of the age of twenty one or more, acting as incorporators under the general corporation law (Chapter 78 of the Nevada revised Statutes) of the State of Nevada, do hereby certify:

                                   ARTICLE I

                                      NAME

     The name of the corporation is: Parkside Industries Inc.

                                   ARTICLE II

                                    DURATION

     The duration of this corporation is to be perpetual.

                                  ARTICLE III

                                    PURPOSE

     The purpose for which this Corporation is organized is as follows: To invest in all forms of investment, including real and personal property, stocks and bonds, including but not limited to, the acquisition of a business opportunity in any new industry including industries such as manufacturing, finance service, natural resources, barter, high technology, product development, medical, communications or any other industry. To do any lawful business.

                                   ARTICLE IV

                                     STOCK

     The aggregate number of shares which this corporation shall have the authority to issue is One Hundred Forty Million (140,000,000) with a par value of One Mil ($0.001) per share. All stock in the corporation shall be of one class, common voting stock, and shall also have the same rights and preferences.

                                   ARTICLE V

                            COMMENCEMENT OF BUSINESS

     This Corporation will not commence business until at least One Thousand Dollars ($1,000.00) has been received as consideration for the issuance of shares.


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                                   ARTICLE VI

                               PRE-EMPTIVE RIGHTS

      No shareholder of the Corporation shall have any pre-emptive or other rights to purchase, subscribe for, or take all or part of any notes, debentures, bonds or securities convertible into or carrying options for warrants to purchase shares of the Corporation issued, optioned or sold by it after it's incorporation. Such shares may be sold or disposed of by the Corporation pursuant to resolution of it's board of directors to such persons and upon such terms as may, to such Board of Directors, seem proper without first offering such shares or securities or any part thereof to existing shareholders.

      Section 2. Shares of this Corporation shall not be issued for consideration other than money or in payment of a debt of the Corporation without the unanimous consent of all Shareholders.

                                  ARTICLE VII

                                INTERNAL AFFAIRS

      Section 1. Meetings of Shareholders and Directors. Meetings of the Shareholders and Directors of this Corporation may be held in or without the State of Nevada, at such place or places as may from time to time be designated in the code of by-laws or by resolution of the Board of Directors.

      Section 2. Code of By-Laws. The initial Code of By-Laws of the Corporation shall be adopted by it's Board of Directors. The power to amend or repeal the By-Laws and to and adopt a new code of By-Laws shall be in the Board of Directors, but the affirmative vote of all Directors shall be necessary to exercise that power. The Code of By-Laws may contain any provisions for the regulation and management of this Corporation which are consistent with (Chapter 78, Nevada revised Statutes) and these Articles of Incorporation.

                                  ARTICLE VIII

                                REGISTERED AGENT

      The Registered Agent of this Corporation is Bill Knudson.

      The address of the initial registered office of this Corporation is:

                                  Bill Knudson
                        Law Office of Colquitt & Knudson
                   2810 West Charleston Bldg. "C", Suite # 70
                            Las Vegas, Nevada 89102



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                                   ARTICLE IX

                                   DIRECTORS

     The initial Board of Directors shall consist of Three (3) members. The names and addresses of those persons who are to serve as directors until the first annual meeting of the Shareholders or until their successors be elected and qualified are as follows:

McKeen M. Worthen             Laura Olson                   Brad Smith
1265 East Gunn Av.            4485 Abinadi Rd.              165 "A" Street
Salt Lake City Utah, 84106    Salt Lake City Utah, 84124    Salt Lake City, Utah, 84103

                                   ARTICLE X

                CONTRACTS WITH INTERESTED DIRECTORS OR OFFICERS

     No contract or transaction entered into by the Corporation shall be affected by the fact that any Director, Officer, Employee or Shareholder of the Corporation may in any way be interested in or connected with any party to such contract or transaction, provided that Directors or by a majority of such members thereof and that the Shareholders present at the meeting where such contract or transaction be incapacitated for having his vote be counted in determining the existence of a quorum at any meeting of the Board of Directors or Shareholders which shall authorize any such contract or transaction and any interested Director or Shareholder may vote thereof to authorize any such contract or transaction.

                                   ARTICLE XI

                                 INCORPORATORS

     The names and addresses of the Incorporators of this Corporation are as follows:

                               McKeen M. Worthen
                               1265 East Gunn Av.
                           Salt Lake City Utah, 84106


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     IN WITNESS WHEREOF the undersigned, being the Incorporator executed these
Articles of Incorporation and certify to the truth of the facts herein stated this 20th day of March 1996.

/s/ MCKEEN M. WORTHEN
-------------------------------
McKeen M. Worthen


STATE OF UTAH
                           SS:
COUNTY OF SALT LAKE

     Personally appeared before me, McKeen M. Worthen, signer of the foregoing Articles of Incorporation who stated the same.


[NOTARY PUBLIC SEAL]

                                        /s/ LAUREL DEANE GLEUE
                                        -------------------------------------
                                        NOTARY PUBLIC, Residing at: S.L.C. UT

My Commission Expires:

Sept. 13, 1999

                                                                   RECEIVED
                                                                 APR 02 1996

                                                             -------------------
                                                              SECRETARY OF STATE



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